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Borland Adds Charles J. Robel to Board of Directors

SCOTTS VALLEY, Calif.—May 2, 2003—Borland Software Corporation (Nasdaq NM: BORL) today announced that Charles J. Robel has joined Borland’s Board of Directors, effective April 30, 2003. The addition of Mr. Robel to the Board increases its membership to seven, all of whom, other than the president and CEO Dale L. Fuller, are non-employee directors.

“While many of the members of our Board of Directors are financially savvy, in light of the new requirement of Sarbanes-Oxley, we felt it important to add a director with a background focused on accounting and finance,” said Dale L. Fuller, Borland’s president and chief executive officer. “Chuck is a highly regarded member of the high-tech business community. His twenty-five years at PricewaterhouseCoopers and additional experience as a partner at Hummer Winblad have given him a cross-functional understanding of accounting, finance, mergers and acquisitions, and technology strategy that is matched by few others.”

“This is an exciting time to be joining Borland’s board,” said Chuck Robel. “The strategic direction, expanded product offering, management leadership, and strong financial position set the company apart with a handful of dynamic software players. I applaud Borland’s focus on providing platform independence and avoidance of lock-in while helping their customers manage the application lifecycle and build better software faster. That's what drives competitive advantage for their customers.”

Mr. Robel currently serves as a General Partner and Chief of Operations for Hummer Winblad Venture Partners. Prior to joining Hummer Winblad in 2000, Mr. Robel was with PricewaterhouseCoopers, most recently as head of PricewaterhouseCooper’s Silicon Valley High Technology Transaction Services Group, offering advice on strategy, valuation, and structuring. He has a wealth of experience in high technology merger and acquisition transactions, including working with companies such as Yahoo, Microsoft, Hewlett Packard, and IBM.

About Borland
Borland Software Corporation (Nasdaq NM: BORL) is a world leader in platform independent software development and deployment solutions that are designed to accelerate the entire application development lifecycle. By connecting managers, testers, designers, developers, and implementers in real time, Borland enables enterprises worldwide to define and sustain their competitive advantage. For more information, visit: http://www.borland.com or the Borland Developer Network at http://bdn.borland.com

All Borland brand and product names are trademarks or registered trademarks of Borland Software Corporation, in the United States and other countries. All other marks are the property of their respective owners.

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